[FIDELITY BANCORP, INC. LETTERHEAD]

                                  PRESS RELEASE

Release Date:                              Contact:

May 21, 2003                               Mr. Richard G. Spencer
                                           President & Chief Executive Officer
                                           (412) 367-3300
                                           E-mail:  rspencer@fidelitybank-pa.com



              FIDELITY BANCORP, INC. ANNOUNCES COMPLETION OF STOCK
                   REPURCHASE AND NEW STOCK REPURCHASE PROGRAM

Fidelity Bancorp, Inc. of Pittsburgh, Pennsylvania (Nasdaq: FSBI), the holding company for Fidelity Bank, today announced that it has completed the stock repurchase program that was originally announced in July 2001 and extended in July 2002. Under the program, 108,330 shares, or approximately five percent (5%) of the shares outstanding, were repurchased at an average cost of $15.94. The repurchased shares will be held as treasury stock and will be available for general corporate purposes.

At it's regular monthly meeting held on May 20, 2003 the Board of Directors has given discretionary authority to the management of the Company to repurchase up to five percent (5%), or approximately 133,000 shares, of the total outstanding shares of the Common Stock during the next twelve (12) months. Fidelity Bancorp, Inc. has approximately 2,672,000 shares of Common Stock outstanding. Any additional repurchased shares will be held as treasury stock and will be available for general corporate purposes. This is the fourth five-percent (5%) repurchase program initiated by the Company.

Richard G. Spencer, President and Chief Executive Officer of the Company said, "The Board of Directors continues to believe that repurchasing stock at the appropriate time is in the best interest and benefit of our shareholders. Additionally, it provides an excellent opportunity for the Company to show its support for the stock in the marketplace."

Fidelity Bancorp, Inc. is the holding company of Fidelity Bank, a Pennsylvania chartered, FDIC-insured savings bank conducting business through thirteen (13) offices in Allegheny and Butler counties.